Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is effective as of the 24th day of April, 2014, by and between Lilis Energy, Inc. (“Lilis” or the “Company”) and W. Phillip Marcum (“Marcum”). As used herein, “Parties” means, collectively, Lilis and Marcum, and “Party” means either Lilis or Marcum.

RECITALS

WHEREAS, Lilis and Marcum are parties to that Employment Agreement dated June 25, 2013 (the “Employment Agreement”);

WHEREAS, Lilis and Marcum agree that, on April 18, 2014 (the “Separation Date”), Marcum resigned for Good Reason (as defined in the Employment Agreement) from his positions as officer and employee of Lilis and any of its subsidiaries, including his positions of Chairman and CEO, and on the Board of Directors of Lilis;

WHEREAS, as a result of such resignation, Marcum has the right to severance pay under the Employment Agreement and to accelerated vesting of the 200,000 stock options granted pursuant to the Stock Option Award Agreement dated as of June 25, 2013 between the Company and Marcum (the “Stock Option Agreement”) and Section 4.3 of the Employment Agreement (the “Stock Options”); and

WHEREAS, in exchange for the consideration provided herein, Marcum has agreed to (a) release all claims that Marcum may have against the Company, including all his remaining rights (if any) in, to and under the Employment Agreement and any other interests or claims he might have against the Company arising from his efforts as Chairman and/or CEO, and (b) refrain from competition with the Company and abide by certain other restrictive covenants, and Lilis has agreed to provide the payments and other consideration specified herein.

NOW, THEREFORE, in consideration of the provisions herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Lilis and Marcum, the Parties agree as follows:

1.
Resignation. Effective as of the Separation Date, in conjunction with various management changes at the Company which would materially alter his job description, Marcum resigned for Good Reason (as defined in the Employment Agreement), and Lilis accepted such resignation, from all his positions as officer and employee of Lilis and any of its subsidiaries, including his positions of Chairman and CEO and on the Board of Directors of Lilis.

2.	Consideration.

(a)	Pursuant to the Employment Agreement,

i.
Lilis will pay Marcum fifty-two (52) weeks of continued base salary, at the rate in effect as of the Separation Date ($220,000), less all applicable state and federal tax withholdings and other lawful deductions, the first installment of which will be payable on the Company’s first regular payroll date following the date on which this agreement becomes fully enforceable pursuant to Section 7(g), and to continue on the Company’s regular payroll schedule until fully paid out, provided that the first installment payment shall include all amounts that would otherwise have been paid to Marcum during the period beginning on the date of this agreement and ending on the first payment date as if no delay had been imposed, and

ii.	The Stock Options shall vest immediately upon execution of this Agreement, and shall remain exercisable for the term set forth in the Stock Option Agreement.

(b)	In addition, the Parties agree that

i.
Lilis will pay Marcum $150,000 in accrued base salary for his service in 2013 (the “Accrued Salary”), less all applicable state and federal tax withholdings and other lawful deductions, in exchange for Marcum’s forfeiture of the 93,750 shares of restricted common stock of the Company that was issued to Marcum in June 2013 in lieu of such base salary, in a lump sum no later than June 30, 2014, unless otherwise agreed by Lilis and Marcum, and

ii.
Marcum shall remain eligible to receive any performance bonus granted by the Company to its senior executives with respect to Company and/or executive performance in 2013, and shall be entitled to receive a bonus in the amount of no less than the greater of 25% of Marcum’s base salary or 50% of the highest bonus so paid, it being understood that this provision shall not be triggered by or apply to any bonuses paid to non-executive employees. Any bonus payable to Marcum pursuant to this Section 2(b) shall be payable to Marcum at the same time as it is paid to other senior executives.

iii.	Lilis will pay Marcum’s reasonable out-of-pocket legal fees to one counsel of his choosing in connection with this Agreement and the transactions contemplated hereby.

3.
Other Business and Activities. From and after the Separation Date, subject to the limitations contained in Section 9, Marcum shall be free to pursue any other business and activities in any industry. It is expressly acknowledged and agreed that, except as set forth in Section 9, Marcum shall hereafter have no duty to present any potential transactions to Lilis or to disclose any other business information to which he may be privy.

4.
Relinquishment of Rights. It is expressly acknowledged and agreed that, subject to the actual receipt by Marcum of the consideration to be delivered pursuant to Section 2 above and in exchange for such consideration, Marcum and the Company shall each relinquish, waive, and forfeit (a) all rights he or it may have under the Employment Agreement and (b) any and all rights or claims he or it may have to any other salary, bonus or other compensation or otherwise.

5.	General Release.

(a)
Marcum, for himself, and Lilis, for itself, and each Party for its respective affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, voluntarily, knowingly and intentionally releases and discharges the other Party and its respective predecessors, successors, parents, subsidiaries, affiliates and assigns and each of its respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the date Marcum became a director of Lilis through the date of execution of this Agreement, except as set forth in subparagraphs (b) and Section 6 below (the “Released Claims”).

(b)
The Released Claims include but are not limited to those which arise out of, relate to, or are based upon: (i) Marcum’s employment with Lilis and the termination thereof, (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties and claims under any severance plan, except as provided in this Agreement, (iv) any stock or stock option grant, agreement, or plan, except as provided in this Agreement, (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Marcum under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (vi) state and federal common law, including but not limited to claims for breach of contract, defamation, or emotional distress, (vii) taxes, penalties, or interest assessed against vested or unvested compensation paid, provided, or granted to Marcum by the Company, including all such claims that may arise based on the application of Code Section 409A, and (viii) any claim which was or could have been raised; provided, notwithstanding anything to the contrary in this Agreement, the “Released Claims” shall not include rights or obligations under this Agreement, COBRA, any 401(k) plan or matters arising out of or in connection with claims by governmental authorities or self-regulatory organizations involving actual or potential violations of the securities laws, rules or regulations applicable to Lilis.

6.	Indemnity; Continuing Obligations; Setoff.

(a)
Indemnity. The Parties specifically agree that notwithstanding anything herein to the contrary, nothing in this Agreement alters, modifies or amends Marcum’s rights to indemnification as set out in Lilis’s Certificate of Incorporation or Bylaws or the Nevada Corporation Law. The Company further agrees that if Marcum is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that Marcum was a trustee, director or officer of the Company or any predecessor to the Company or any of their affiliates or served at the request of the Company, any predecessor to the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Marcum shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Marcum in connection therewith, and such indemnification shall inure to the benefit of his heirs, executors and administrators.

(b)
Expenses. As used in this Section 6, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c)
Enforcement. If a claim or request under this Section 6 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, Marcum may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Marcum shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Nevada law.

(d)
Advances of Expenses. Expenses incurred by Marcum in connection with any Proceeding shall be paid by the Company in advance upon request of Marcum that the Company pay such Expenses, but only in the event that Marcum shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Marcum is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(e)
Continuing Obligations. The Parties specifically agree that notwithstanding anything herein to the contrary, nothing in this Agreement alters, modifies or amends Marcum’s obligations under that certain Subscription Agreement dated January 22, 2014, between Lilis and Marcum (the “Subscription Agreement”). Furthermore, the Parties specifically agree that Marcum shall be liable for any and all tax obligations in connection with compensation paid to him by Lilis under this Agreement and/or the Employment Agreement or under any other arrangement between Marcum and the Company, and that Marcum shall indemnify Lilis for any failure to withhold the full amount of any withholding tax obligations that may arise as a result of the payment or deemed payment of such amounts; provided that such indemnification obligation shall be capped at an amount equal to the withholding tax that was not withheld and shall not include any additional penalties or interest that may be assessed against Lilis.

(f)	Setoff. Marcum shall be entitled to set off the Accrued Salary against any amounts payable by Marcum to Lilis, including to Marcum’s obligations pursuant to the Subscription Agreement.

7.	Representations and Warranties. Each of Marcum and Lilis (except as to subparagraphs (f) and (g) below), severally and not jointly, warrants and represents as follows:

(a)	He or it has read this Agreement and agrees to the conditions and obligations set forth in it.

(b)
He or it voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel and (iii) without being pressured or influenced by any statement, representation or omission of any person acting on behalf of the other or any of its officers, directors, employees, agents and attorneys.

(c)
Marcum has no knowledge of the existence of any lawsuit, charge or proceeding against Lilis or any of its officers, directors, employees or agents arising out of or otherwise connected with any of the matters herein released. Lilis has no knowledge of any lawsuit, charge or proceeding against Marcum arising out of or otherwise connected with any of the matters herein released.

(d)
He or it has the individual, corporate, or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such Party is a corporation, limited liability company or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company or partnership action. This Agreement constitutes the legal, valid, and binding obligation of each Party.

(e)
Marcum admits, acknowledges, and agrees that, other than the consideration set forth in this Agreement, Marcum has been fully paid or provided all wages, compensation, salary, commissions, bonuses, expense reimbursements, stock, stock options, vacation, change in control benefits, severance benefits, deferred compensation, or other benefits from Lilis, which are or could be due to Marcum under the terms of Marcum’s employment or otherwise.  Lilis admits, acknowledges, and agrees that, other than the duties set forth in this Agreement, Marcum has fully performed all his duties and obligations to Lilis, under the Employment Agreement or otherwise.

(f)
Applicable law provides that Marcum shall have at least 21 days to consider this Agreement. In the event that Marcum executes this Agreement prior to the 21st day after receipt of it, Marcum expressly intends such execution as a waiver of any rights Marcum has to review the Agreement for the full 21 days. In such event, Marcum represents that such waiver is voluntary and made without any pressure, representations or incentives from Lilis for such early execution.

(g)
Marcum understands that this Agreement waives and releases any claims Marcum may have under the Age Discrimination in Employment Act. Marcum may revoke this Agreement for 7 calendar days following its execution, and this Agreement shall not become enforceable and effective against Marcum or Lilis until 7 calendar days after such execution. If Marcum chooses to revoke this Agreement, Marcum must provide written notice to Lilis within 7 calendar days of Marcum’s execution of this Agreement. If Marcum does not revoke within the 7-day period, the right to revoke is lost.

8.	Non-Disparagement.

(a)
Marcum agrees not to make to any person any statement that disparages the Company or its directors, officers, employees or affiliates or reflects negatively upon the Company, including, without limitation, statements regarding the Company’s financial condition, business practices, employment practices, or its predecessors, successors, subsidiaries, officers, directors, employees or affiliates.

(b)
Lilis agrees not to make to any person any statement that disparages Marcum or reflects negatively upon Marcum, including, without limitation, statements regarding Marcum’s financial condition, business practices, performance while at Lilis or otherwise.

9.
Non-Compete; Non-Solicitation. During the one year period commencing on the date of this Agreement, subject to Lilis continuing payments of the Consideration under Section 2 hereof, Marcum shall not, directly or indirectly through another person or entity, except on behalf of the Company or an affiliate of the Company:

(a)
engage in any investment or business opportunity in the oil and gas exploration and production industry in the Denver-Julesburg Basin in Colorado, Nebraska or Wyoming that would reasonably be considered by Lilis to be related to or competitive with the business of Lilis;

(b)	disclose any information regarding the Company or its business to the extent such information is not generally available to the public;

(c)
induce or attempt to induce any employees of the Company or any affiliate of the Company to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company (or such affiliate) and its employees; or

(d)
solicit any person who is or was an employee or consultant of the Company or any affiliate of the Company until three months after such individual’s employment or consulting relationship with the Company or such affiliate has been terminated.

The Parties recognize that the performance of the obligations under this Section 9 by Marcum is special, unique and extraordinary in character, and that in the event of a violation, contravention, breach or threatened breach by Marcum of the terms and conditions of this Section 9, the Company shall be entitled to seek the specific performance thereof by Marcum.  The right of the Company to specific performance is in addition to any and all other remedies available to it and will not prevent the Company from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it, including the recovery of monetary damages.

Notwithstanding anything in this Section 9 to the contrary, the Parties further recognize that Marcum is currently a director and/or officer of two other public companies, which may or may not be considered competitive to Lilis, and Lilis agrees that Marcum’s continued services to those public companies will not be deemed a violation of this Section 9.

10.
Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT HE OR IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.
Section 409A. It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code and this Agreement shall be interpreted accordingly.  To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Marcum the economic benefits described herein in a manner that does not result in such tax being imposed.  Each payment or benefit made pursuant to this Agreement shall be deemed to be a separate payment for purposes of Code Section 409A and each payment made in installments shall be treated as a series of separate payments for purposes of Code Section 409A, to the extent permitted under applicable law.  In addition, payments or benefits pursuant to this Agreement shall be exempt from the requirements of Code Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as exempt reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.  The parties agree and acknowledge that Marcum incurred a “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder, on the Separation Date.  If any payment made hereunder within 6 months of the Separation Date constitutes deferred compensation that would otherwise be subject to the additional tax imposed pursuant to Section 409A of the Code as a result of Marcum’s status as a specified employee, then such payment shall instead be payable on the date that is five (5) days following the earliest to occur of (i) 6 months after Marcum’s “separation from service,” or (ii) Marcum’s death.  All taxable reimbursements provided hereunder that are deferred compensation subject to the requirements of Code Section 409A shall be made not later than the calendar year following the calendar year in which the expense was incurred.   Any such taxable reimbursements or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

12.	Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor to Lilis or Marcum.

13.
Restricted Assignment. Neither Party may assign, transfer, or delegate this Agreement or any of its or his rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no effect.

14.
Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the Parties.

15.
Entire Agreement. This Agreement and the Stock Option Agreement contain the Parties’ entire agreement regarding the subject matter of this Agreement and supersedes all prior agreements and understandings between them regarding such subject matter (except as reserved herein). The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.

16.
Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address set forth as follows:

                               If to Marcum,

    __________________________________

    __________________________________

    __________________________________

    With a copy to:

    Kegler, Brown, Hill & Ritter Co., L.P.A.
    Attention: Paul R. Hess, Esq.
    65 East State Street, Suite 1800
    Columbus, Ohio 43215

    If to Lilis,

    Lilis Energy, Inc.
    Attention: A. Bradley Gabbard
    1900 Grant Street, Suite #720
    Denver, CO 80203

    With a copy to:

    Davis Graham & Stubbs LLP
    Attention: Ron Levine
    1550 Seventeenth Street, Suite 500
    Denver, Colorado 80202

Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal). Nevertheless, if the date of delivery is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

17.
Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law. Should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

18.
Title and Headings; Construction. Titles and headings to sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

19.
Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Colorado. Jurisdiction and venue of any action or proceeding relating to this Agreement or any dispute shall be exclusively in Denver, Colorado.

20.
Counterparts. This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.

 [Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

MARCUM:

/s/ W. Phillip Marcum
Name:	W. Phillip Marcum

LILIS:

Lilis Energy, Inc., a Nevada corporation

By:	A. Bradley Gabbard
Its:	Chief Financial Officer
Name:	A. Bradley Gabbard